Exhibit 99


                                                                    News Release

[SPRINT LOGO]                                                      Sprint Nextel
                                                        2001 Edmund Halley Drive
                                                               Reston, Va. 20191


                                                                  Media Contact:
                                                      Leigh Horner, 703-433-3044
                                                         Leigh.Horner@Sprint.com

                                                     Investor Relations Contact:
                                                       Kurt Fawkes, 800-259-3755
                                                   Investor.Relations@Sprint.com

          Sprint Nextel Announces Appointment of Two New Board Members

Reston, Va. - Aug. 7, 2007 - Sprint Nextel Corp. (NYSE: S) today announced the appointment of Larry C. Glasscock and Rodney O'Neal to the company's Board of Directors.

Larry C. Glasscock is chairman of the board of WellPoint, Inc., the nation's largest health benefits company, based in Indianapolis, Ind. Rodney O'Neal is chief executive officer and president of Delphi Corporation, a leading global supplier of mobile electronics and transportation systems in Troy, Mich.

"We are very pleased that Larry and Rodney have agreed to join our Board at this time," commented Sprint Nextel Chairman and Chief Executive Officer Gary Forsee. "We believe their expertise will be invaluable as we continue to deliver to our customers convergent voice, data, video and multimedia services on our networks. These two new directors bring many years of experience in company operations, which will greatly assist Sprint Nextel in achieving its strategic and financial objectives."

Mr. Glasscock, age 59, has served as WellPoint's chairman since November 2005. He served as president and chief executive officer of WellPoint from November 2004 (following the merger between Anthem and WellPoint Health Networks) until June 2007. Prior to Anthem's merger with WellPoint Health Networks, Mr. Glasscock served as Anthem's president and chief executive officer, and also as Anthem's chairman; positions he assumed in 2001 and 2003, respectively.

Mr. O'Neal, age 53, has served as chief executive officer and president of Delphi since January 2007. He previously served as president and chief operating officer of Delphi from January 2005 until January 2007. In 2000, Mr. O'Neal was named executive vice president of the former Safety, Thermal & Electrical Architecture Sector at Delphi. In 2003, he was named president of the Dynamics, Propulsion, and Thermal Sector. Previously, he served in a variety of domestic and international operating assignments for both Delphi and its former parent company, General Motors.

Mr. Glasscock and Mr. O'Neal will serve on the Board until the 2008 annual meeting and until their successors are duly elected and qualified. The appointments increase the size of Sprint Nextel's Board of Directors to 12 members.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government

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users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving 53.6 million customers at the end of the first-quarter 2007; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.